EXHIBIT B

SEQUOIA FUND, INC.
Rule 17g-1 Fidelity Bond Filing


BOARD RESOLUTION APPROVING FIDELITY BOND:

After further discussion, on motion duly made and seconded, the Board, including a majority of the Independent Directors, unanimously:


     RESOLVED, that it is the determination of the Directors at this meeting that the fidelity bond covering officers and employees of the Corporation in accordance with the requirements of Rule 17g-1 promulgated by the Securities and Exchange Commission under Section 17(g) of the Investment Company Act of 1940 in the amount of $15,000,000 is reasonable in form and amount, after having given due consideration to the value of the aggregate assets of the Corporation to which any such covered persons may have access, the type and term of the arrangements made for the custody and safe-keeping of such assets, the nature of the securities in the Corporation's portfolio and all other relevant factors; and the Corporation's payment of the total premium of $24,570 for the year ending February 28, 2008 for said bond, be, and is approved.








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